Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011
product supplement no. 30-I dated September 5, 2012 and
underlying supplement no. 16-I dated June 3, 2013
Term Sheet to Product Supplement No. 30-I Registration Statement No. 333-177923 Dated January 31, 2014; Rule 433

Structured Investments	$ Return Notes Linked to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) due May 29, 2015
General
•
The notes are designed for investors who seek exposure to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD).  Investors should be willing to forgo interest payments and, if, between the Inception Date and the Ending Averaging Dates, the level of the Index (which reflects the deductions described below) decreases, be willing to lose some or all of their principal.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	The Index and its two underlying components, the Variance Component and the Futures Component, are subject to the deduction of a total of four types of fees and adjustments:
•	Index fee: on each day, the calculation of the Index reflects the deduction of an adjustment factor of 0.75% per annum (the “index fee”);
•
Index adjustment: once each month, if the Futures Component is activated, the calculation of the Index will reflect a deduction, which we refer to as the “monthly rebalancing adjustment amount,” that approximates VIX futures slippage costs (see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this term sheet) associated with adjusting the weight attributed to the Futures Component in the Index;

•
Futures component adjustment: on each day, if the Futures Component is activated, the calculation of the Futures Component will reflect a deduction, which we refer to as the “daily rebalancing adjustment amount,” that approximates VIX futures slippage costs (explained below) associated with rolling the VIX futures contracts underlying the Futures Component; and

•
Variance component adjustment: on each relevant day, the strike level of any synthetic variance swap initiated under the Variance Component will reflect the level of the VIX Index on that day less a strike adjustment, which is intended to approximate transaction costs, including bid-ask spreads and slippage costs (explained below).

The level of the Index and the value of the notes will be adversely affected, perhaps significantly, if the performance of the underlying synthetic variance swaps and the contingent synthetic long position in the relevant VIX futures contracts is not sufficient to offset these adjustments and deductions.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — You May Receive Less Than Your Principal amount Due to the Fees and Adjustments Deducted from the Level of the Index” below.
•	The notes should be purchased only by investors who understand risks associated with investments linked to equity volatility.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing May 29, 2015†
•	The notes will be sold in minimum denominations of $1,000 and integral multiples thereof.
•
The terms of the notes as set forth in “Key Terms” below and “Additional Key Terms” on page TS-1 of this term sheet, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 30-I, supersede the terms set forth in product supplement no. 30-I.  In particular, notwithstanding anything to the contrary in the accompanying product supplement no. 30-I, (a) the terms of the notes do not provide for early repurchase and (b) the Index Return as of the Final Valuation Date will equal the return of the Index from the Initial Index Level to the Ending Index Level, which will reflect the arithmetic average of the Index closing levels on each of the Ending Averaging Dates.  See “Supplemental Terms of the Notes” on page TS-2 of this term sheet for additional information.

Key Terms
Index:
The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) (the “Index”) (Bloomberg ticker symbol “JPVOLUSA”).  For more information about the Index, please see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)” in this term sheet.

Principal Amount:	$1,000
Inception Date:	On or about February 25, 2014
Original Issue Date (Settlement Date):	On or about February 28, 2014
Valuation Date(s) †:	Each business day from and including the Inception Date to and including the Final Valuation Date
Ending Averaging Dates†:	May 19, 2015, May 20, 2015, May 21, 2015, May 22, 2015 and May 26, 2015 (the “Final Valuation Date”)
Maturity Date†:	May 29, 2015
CUSIP:	48126N3A3
Additional Key Terms:	See “Additional Key Terms” on page TS-1 of this term sheet
†
Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 30-I

Investing in the Return Notes involves a number of risks.  See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 30-I, “Risk Factors” beginning on page US-6 of the accompanying underlying supplement no. 16-I and “Selected Risk Considerations” beginning on page TS-7 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  If the notes priced today, the selling commissions would be approximately $2.50 per $1,000 principal amount note and in no event will these selling commissions exceed $6.50 per $1,000 principal amount note.
JPMS will also receive the aggregate profits generated from the deduction of the index fee of 0.75% per annum to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes.  See “Selected Purchase Considerations — Return Linked to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)” in this term sheet and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-29 of the accompanying product supplement no. 30-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $995.60 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $985.00 per $1,000 principal amount note.  JPMS’s estimated value reflects the index fee that will accrue on a daily basis over the term of the notes.  The other adjustments to the level of the Index do not impact JPMS’s estimated value.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
January 31, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 30-I, underlying supplement no. 16-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 30-I dated September 5, 2012 and in underlying supplement no. 16-I, dated June 3, 2013.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 30-I and “Risk Factors” in the accompanying underlying supplement no. 16-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 30-I dated September 5, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000095010312004583/crt-dp32688_424b2.pdf

•	Underlying supplement no. 16-I dated June 3, 2013:
http://www.sec.gov/Archives/edgar/data/19617/000095010313003404/crt_dp38667.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Payment at Maturity:
For each $1,000 principal amount note, you will receive at maturity a cash payment equal to:

$1,000 × (1 + Index Return)

The return on your principal amount at maturity will reflect the deduction of four types of fees and deductions from the level of the Index.  Because the Index closing level reflects these fees and deductions, the level of the Index will decrease if the performance of the underlying synthetic variance swaps and the contingent synthetic long position in the relevant VIX futures contracts is not sufficient to offset these fees and adjustments.  You will lose some or all of your principal amount at maturity if the level of the Index decreases between the Inception Date and the Ending Averaging Dates.

Index Return:	On the Final Valuation Date, the Index Return is equal to: (Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The Index closing level on the Inception Date
Ending Index Level:	The arithmetic average of the Index closing levels on each of the Ending Averaging Dates
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of ours
Index Calculation Agent:	J.P. Morgan Securities plc (“JPMS plc”), an affiliate of ours

The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, which is set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)	TS - 1

Supplemental Terms of the Notes

Product Supplement Matters

For purposes of the notes offered by this term sheet:

•
notwithstanding anything to the contrary in the accompanying product supplement no. 30-I, the terms of the notes do not provide for early repurchase.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — Lack of Liquidity.”

•
notwithstanding anything to the contrary in the accompanying product supplement no. 30-I, the Index Return as of the Final Valuation Date will equal the return of the Index from the Initial Index Level to the Ending Index Level, which will reflect the arithmetic average of the Index closing levels on each of the Ending Averaging Dates.  Accordingly, the description of the payment at maturity and the definition of “Index Return” set forth in the accompanying product supplement no. 30-I are superseded by the description of the payment at maturity and the definition of “Index Return” set forth in this term sheet.  See “Additional Key Terms — Payment at Maturity” and “Additional Key Terms — Index Return” set forth below;

•
the Ending Averaging Dates are Determination Dates as described in the accompanying product supplement no. 30-I and are subject to postponement as described under “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 30-I;

•	all calculations with respect to the Ending Index Level will be rounded to the nearest one-hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); and

•
in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the note calculation agent as described under “General Terms of Notes — Payment upon an Event of Default” in the accompanying product supplement no. 30-I except that, for each Ending Averaging Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of the Ending Averaging Dates in excess of one) will be the corresponding Ending Averaging Dates.

The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) (the “Index”) is a synthetic, rules-based proprietary index developed and maintained by JPMS plc.  The level of the Index is published each trading day under the Bloomberg ticker symbol “JPVOLUSA.”  The Index was created on April 30, 2013, and therefore has limited historical performance.

The Index is a synthetic, dynamic strategy that adjusts its synthetic exposures to two underlying components based on market conditions with the aims of generating positive returns during normal market conditions and mitigating losses or generating positive returns during high-volatility market conditions:

•
the “Variance Component” seeks to capitalize on the long-term trend of the realized volatility of a broad market equity index tending to be less than the implied volatility of that equity index by synthetically selling 30-calendar day variance swaps on the S&P 500® Index (the “SPX Index”) on a daily basis when certain market conditions are present.  The Variance Component aims to reflect negative sensitivity to the volatility of the SPX Index and, subject to transaction costs, will generally yield a positive return when the realized volatility of the SPX Index is consistently less than the implied volatility of the SPX Index, which may occur under normal market conditions; and

•
the “Futures Component” is generally expected to be activated only under high-volatility market conditions and is intended to generate positive returns that may partially or fully offset losses that may be expected to be generated by the Variance Component during high-volatility market conditions.  The Futures Component, when activated, reflects returns from maintaining a synthetic long position in futures contracts (each, a “VIX futures contract” and together, “VIX futures contracts”) on the CBOE Volatility Index® (the “VIX Index”), which is a benchmark index designed to measure the market price of 30-day implied volatility of the SPX Index.  The Futures Component, when activated, aims to reflect positive sensitivity to the volatility of the SPX Index and will generally yield a positive return when the market for VIX futures contracts is in “backwardation” (meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration, as described in more detail below), which is typical during high-volatility market conditions.

No assurance can be given that the Index’s strategy will be successful or that the Index will generate positive returns under any market conditions.  See “Selected Risk Considerations” in this term sheet.

The Variance Component synthetically sells variance swaps on a daily basis on days when the implied volatility of the SPX Index (as measured by the VIX Index) is greater than the realized volatility of the SPX Index.  The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period.  In addition, the Futures Component is expected to be deactivated, and therefore to reflect no return, during periods when a signal indicates that the market for VIX futures contracts is in contango (meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration, as described in more detail below), which is also typical under normal market conditions.  Under these circumstances, the Index is generally expected to reflect negative sensitivity to the volatility of the SPX Index through the Variance Component.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)	TS - 2

If the implied volatility of the SPX Index is less than or equal to the realized volatility of the SPX Index, which is typical under high-volatility market conditions, the Variance Component will not synthetically sell any additional variance swaps.  In addition, the Futures Component will be progressively activated during periods when a signal indicates that the market for VIX futures contracts is in backwardation, which is also typical under high-volatility market conditions.  Under these circumstances, the Index is generally expected to reflect positive sensitivity to the volatility of the SPX Index because the Futures Component will be progressively activated and weighted as described below.

Assuming that the Variance Component had sold synthetic variance swaps daily throughout the immediately preceding month, the weight of the Futures Component is adjusted once each month using a methodology that is intended to result in the level of the Futures Component, if activated, being approximately twice as sensitive to a change in the volatility of the SPX Index as the level of the Variance Component (as adjusted to account for differences in the maturities of the synthetic variance swaps underlying the Variance Component and the VIX futures contracts underlying the Futures Component).  Accordingly, when the Futures Component is activated, the positive sensitivity to the volatility of the SPX Index provided by the Futures Component is expected to more than offset any negative sensitivity to the volatility of the SPX Index provided by the Variance Component, so that the Index as a whole will be expected to reflect positive sensitivity to the volatility of the SPX Index.

If the Variance Component had not consistently sold synthetic variance swaps throughout the immediately preceding month, the positive sensitivity to volatility of the SPX Index provided by the Futures Component, if activated, would be more than twice the negative sensitivity to the volatility of the SPX Index provided by the Variance Component.  In addition, if the Variance Component had not sold any synthetic variance swaps throughout the immediately preceding month, the Variance Component would not provide any exposure to the volatility of the SPX Index.  Under these circumstances, the only exposure to the volatility of the SPX Index provided by the Index as a whole would be the positive sensitivity to the volatility of the SPX Index provided by the Futures Component, if activated.

The Index is described as a “synthetic” portfolio or strategy because its reported value does not represent the value of any actual assets held by any person and there is no actual portfolio of assets in which any person has any ownership interest.

Fees and Adjustments

The Index, the Variance Component and the Futures Component are subject to the deduction of a total of four types of fees and adjustments:

•	Index fee: on each day, the calculation of the Index reflects the deduction of an adjustment factor of 0.75% per annum;

•
Index adjustment: once each month, if the Futures Component is activated, the calculation of the Index will reflect a deduction, which we refer to as the “monthly rebalancing adjustment amount,” that approximates VIX futures slippage costs (explained below) associated with adjusting the weight attributed to the Futures Component in the Index;

•
Futures Component adjustment: on each day, if the Futures Component is activated, the calculation of the Futures Component will reflect a deduction, which we refer to as the “daily rebalancing adjustment amount,” that approximates VIX futures slippage costs (explained below) associated with rolling the VIX futures contracts underlying the Futures Component; and

•
Variance Component adjustment: on each relevant day, the strike level of any synthetic variance swap initiated under the Variance Component will reflect the level of the VIX Index on that day less a strike adjustment, which is intended to approximate transaction costs, including bid-ask spreads and slippage costs (explained below).

The monthly rebalancing adjustment amount is determined by applying a rebalancing adjustment factor of between 0.20% and 0.50% per month (depending on the level of the VIX Index) to the aggregate notional amount of each of the VIX futures contracts hypothetically traded as the result of a change in the weight of the Futures Component in connection with the monthly reweighting.  The daily rebalancing adjustment amount is determined by applying a futures rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (a) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (b) the amount of the change, if any, in the level of the exposure to the synthetic long position in the relevant VIX futures contracts.

The monthly rebalancing adjustment amount and the daily rebalancing adjustment amount are intended to approximate the VIX futures slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Futures Component at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts.  VIX futures slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract.

The strike adjustment is intended to approximate transaction costs, including bid-ask spreads and slippage costs, that would be experienced by a professional investor seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component.  The slippage costs that are approximated in the strike adjustment arise from the limited availability of appropriate transactions and SPX Index options that could be used in seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component.  Unlike the index fee, the monthly rebalancing adjustment amount, the daily rebalancing adjustment amount and the strike adjustment are not per annum fees.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)	TS - 3

The Variance Component

The Variance Component seeks to capitalize on the long-term trend of the realized volatility of a broad market equity index tending to be less than the implied volatility of that equity index by synthetically selling 30-calendar day variance swaps on the SPX Index on a daily basis when certain market conditions are present.  Subject to transaction costs, the Variance Component will generally yield a positive return when the realized volatility of the SPX Index is consistently less than the implied volatility of the SPX Index, which may occur under normal market conditions.

Volatility is a measure of the variability of the returns of a given financial asset over a time period.  One common approach to estimating volatility is to measure the variability of the historical returns of an asset, which is referred to as realized volatility.  Another approach to estimating volatility is to infer the market’s expectation of the volatility of an asset over a future period from the prices of listed option contracts that reference the asset, which is referred to as implied volatility.  For example, the implied volatility of the SPX Index can be inferred from the prices of listed options on the SPX Index.  The VIX Index is viewed as the benchmark for measuring the near term (30-day) implied volatility of the SPX Index.

A variance swap is an instrument designed to give investors exposure to the variance of an underlying asset.  Variance is the square of volatility and is used in some products, including the synthetic variance swaps underlying the Variance Component, in place of volatility due to mathematical properties that make it more convenient to value and hedge those products.  For example, the mark-to-market value of a variance swap can be determined as the time-weighted average of any realized variance and the implied variance for the remaining term of that variance swap.  One result of referencing variance rather than volatility is that the payout on a variance swap is non-linear, as described below.

In a short variance swap position, parties arrange to exchange at a specified time (e.g., in one month) a pre-agreed notional amount multiplied by the difference between the square of a strike level, which is determined by reference to implied volatility, and the square of the realized volatility of an underlying asset (i.e., the variance of that underlying asset).  Selling a variance swap means that an investor will benefit when realized volatility is lower than the predetermined strike level.  However, if realized volatility is higher than the strike level, this will result in a loss to the seller of a variance swap.  The following graph shows the returns of a seller of a hypothetical variance swap struck at 25.00% with a notional amount set so that, in general, if the realized volatility of the underlying asset is less than the strike level by 1%, the return on that variance swap will be approximately $1.00 and if the realized volatility of the underlying asset is greater than the Strike Level by 1%, the return on that variance swap will be approximately -$1.00.  As shown in the graph below, the payoff on a variance swap is non-linear.  In particular, for the seller of a variance swap, (a) potential gains on the variance swap are capped because volatility cannot decline below 0%, (b) gains on the variance swap increase at a decreasing rate as volatility declines and (c) losses on the variance swap increase at an accelerating rate as volatility increases.  Sellers of variance swaps may experience significant losses when the volatility of the underlying asset is considerably higher than the strike level.  The strike level of a variance swap may be slightly higher than the strike level for a swap that reflects a linear payout by referencing volatility rather than variance to reflect the additional risk borne by the seller of the variance swap due to the non-linear payout.

Because the seller of a variance swap on the SPX Index will generally receive a positive return when the implied volatility of the SPX Index is consistently greater than the realized volatility of the SPX Index, subject to transaction costs, the Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index.  The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period.

The strike level of that synthetic variance swap will reflect the level of the VIX Index on the relevant day, which is a measure of the implied volatility of the SPX Index on that day, less a strike adjustment.  The strike adjustment is intended to approximate transaction costs, including bid-ask spreads and slippage costs, that would be experienced by a

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)	TS - 4

professional investor seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component.  The slippage costs that are approximated in the strike adjustment arise from the limited availability of appropriate transactions and SPX Index options that could be used in seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component.

The notional amount of that synthetic variance swap will be set so that, in general, if the realized volatility of the SPX Index is less than the strike level by 1%, the return for the seller of that synthetic variance swap will be approximately 0.025% and if the realized volatility of the SPX Index is greater than the strike level by 1%, the return for the seller of that synthetic variance swap will be approximately -0.025%.  These returns are approximate rather than exact because the returns on variance swaps are non-linear, as described above.  In addition, the further that the realized volatility of the SPX Index is from the strike level, the less accurate this approximation will be.

In general, the level of the Variance Component on any day references the mark-to-market values of the existing short positions in synthetic variance swaps outstanding on that day.  The mark-to-market value of a synthetic variance swap reflects the realized volatility of the SPX Index on each day that has elapsed since that synthetic variance swap was initiated and the implied volatility with respect to the period including each day remaining until that synthetic variance swap matures.  Accordingly, the mark-to-market values of the existing short positions in synthetic variance swaps will have a direct effect on the level of the Variance Component.  In addition, because the notional of any new synthetic variance swap is determined, in part, by reference to the level of the Variance Component, the mark-to-market values of the existing short positions in synthetic variance swaps will also have an indirect effect on the level of the Variance Component.

The Futures Component

The Futures Component is generally expected to be activated only under high-volatility market conditions and is intended to generate positive returns that may partially or fully offset losses that may be expected to be generated by the Variance Component during high-volatility market conditions.  The Futures Component, when activated, replicates the returns from a contingent long position in VIX futures contracts that is rolled throughout each month as described below.  VIX futures contracts allow investors the ability to invest in forward volatility based on their view of the direction of future movement of the VIX Index.  The VIX Index is a benchmark index designed to measure the market price of 30-day implied volatility of the SPX Index, and the calculation of the spot level of the VIX Index is based on prices of put and call options on the SPX Index.

As described in more detail below, under normal market conditions, the Futures Component is expected to be deactivated.  In general, the Futures Component is expected to provide exposure to VIX futures contracts only during periods of high volatility, which may be limited in duration.  When deactivated, the Futures Component will provide no exposure to VIX futures contracts.  Accordingly, for any period during which the Futures Component is deactivated, the level of the Futures Component will remain constant.

Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the relevant index.  In the case of VIX futures contracts, one set of contracts settles each month on the published settlement date.  At any time, the VIX futures contracts scheduled to settle on the next scheduled settlement date are referred to as the first-month VIX futures contracts, and the VIX futures contracts scheduled to settle on the following month’s settlement date are referred to as the second-month VIX futures contracts.  On the day that the first-month VIX futures contracts are scheduled to be settled, the old second-month VIX futures contracts become the new first-month VIX futures contracts, the old third-month VIX futures contracts become the new second-month VIX futures contracts and so forth.

A long position in VIX futures contracts can be maintained by selling VIX futures contracts that specify cash settlement on a nearby date and buying VIX futures contracts that specify cash settlement on a later date.  This process is known as “rolling” a futures position.  When activated, the Futures Component will maintain a synthetic long position in second-month and third-month VIX futures contracts.   Specifically, when the Futures Component is activated, the synthetic long position is maintained by synthetically selling on a daily basis the second-month VIX futures contract to reduce the synthetic long position in the second-month VIX futures contract and synthetically buying on a daily basis the third-month VIX futures contract to increase the synthetic long position in the third-month VIX futures contract.  One of the effects of daily rolling is to maintain an approximate specified weighted average maturity for the underlying VIX futures contracts.  The weighted average maturity for the VIX futures contracts underlying the synthetic long position is approximately two months on any day when the Futures Component is activated.

A synthetic long position is expected to generate positive returns only when the market for VIX futures contracts is in “backwardation,” meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration.  Excluding other considerations, if the market for the relevant VIX futures contracts is in backwardation, the synthetic purchase of the third-month VIX futures contract in connection with the roll of the synthetic long position will take place at a price that is lower than the price at which the synthetic sale of the second-month VIX futures contract will take place, thereby creating a positive “roll yield.”  Accordingly, the Futures Component is designed to progressively activate the synthetic long position in VIX futures contracts with a weighted average maturity of approximately two months under market conditions described below that may result when the market for the relevant VIX futures contracts is in backwardation.

Under normal market conditions, VIX futures contracts are expected to be in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration.

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Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the synthetic purchase of the third-month VIX futures contract in connection with the roll of the synthetic long position will take place at a price that is higher than the price at which the synthetic sale of the second-month VIX futures contract will take place, thereby creating a negative “roll yield.”  To reduce the potential for a negative roll yield when VIX futures contracts are in contango, the Futures Component is designed to progressively deactivate the synthetic long position, if already activated, under market conditions described below that may result when the market for the relevant VIX futures contracts is in contango.

Exposure to the synthetic long position will vary between 0% and 100%, in 25% increments.  On any Futures Component Calculation Day (as defined in the accompanying underlying supplement no. 16-I), the exposure to the synthetic long position that will be used in the calculation of the level of the Futures Component on the following Futures Component Calculation Day will be increased by 25%, subject to a maximum exposure of 100%, if the level of the VIX Index was greater than or equal to the rolling weighted average price of VIX futures contracts with a maturity that is one month less than the maturity of the VIX futures contracts included in the synthetic long position (i.e., the first-month and second-month VIX futures contracts), whether activated or not, for each of the three consecutive immediately preceding Futures Component Calculation Days that were not Disrupted Futures Component Calculation Days (as defined in the accompanying underlying supplement no. 16-I).  Conversely, the exposure to the synthetic long position will be decreased by 25%, subject to a minimum exposure of 0%, on any Futures Component Calculation Day if the level of the VIX Index was less than the rolling weighted average price of those VIX futures contracts for each of the three consecutive immediately preceding Futures Component Calculation Days that were not Disrupted Futures Component Calculation Days.  On any Futures Component Calculation Day for which these conditions are not met, the exposure to the synthetic long position will not be increased or decreased.

Because several Futures Component Calculation Days will pass following a change in the futures market before the synthetic long position will be fully activated (i.e., where the exposure to the synthetic long position is equal to 100%) or deactivated (i.e., where the exposure to the synthetic long position is equal to 0%), the Futures Component is subject to a time lag.  See “Selected Risk Considerations — Risks Relating to the Futures Component — Due to the Time Lag Inherent in the Futures Component, the Long Return Exposure May Not Be Adjusted Quickly Enough in Response to a Change in Market Conditions for the Investment Strategy on Which the Futures Component Is Based to Be Successful” in this term sheet.

On each day when the Futures Component is activated, the calculation of the Futures Component will reflect the daily deduction of a “daily rebalancing adjustment amount” that is determined by applying a futures rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (a) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (b) the amount of the change, if any, in the level of the exposure to the synthetic long position.  The daily rebalancing adjustment amount is intended to approximate the VIX futures slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Futures Component at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts.

For more information about the Index, the Variance Component, Futures Component, the VIX futures contracts and the VIX Index, please see “The J.P. Morgan Strategic Volatility Dynamic Index (Series 1) (USD)” “Background on Futures Contracts on the CBOE Volatility Index®” and “Background on the CBOE Volatility Index®,” respectively, in the accompanying underlying supplement no. 16-I.

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return at maturity linked to the Index (which will reflect four types of fees and adjustments described under “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this term sheet).  The notes are not subject to a predetermined maximum return and, accordingly, any return will be based on the performance of the Index (which will reflect fees and deductions).  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE J.P. MORGAN VOLEMONT STRATEGY – U.S. EQUITY (SERIES 1) (USD) — The return on the notes is linked to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD), which adjusts its synthetic exposures to two underlying components, the Variance Component and the Futures Component, based on market conditions with the aims of generating positive returns during normal market conditions and mitigating losses or generating positive returns during high-volatility market conditions.  The Index, the Variance Component and the Futures Component are subject to the deduction of a total of four types of fees and adjustments.  For additional information, see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)” above and in the accompanying underlying supplement no. 16-I.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 30-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes

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for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

Your investment in the notes will involve significant risks.  The notes do not guarantee any return of principal at, or prior to, the Maturity Date.  Investing in the notes is not equivalent to investing directly in the Index or any of its underlying synthetic variance swaps or futures contracts.  In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 30-I dated September 5, 2012 and the “Risk Factors” section of the accompanying underlying supplement no. 16-I dated June 3, 2013.  You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The return on your principal amount at maturity will reflect the deduction of four types of fees and deductions from the level of the Index.  Please see “— You May Receive Less Than Your Principal Amount Due to the Fees and Adjustments Deducted from the Level of the Index” below for more information.  You will lose some or all of your principal amount at maturity if the level of the Index decreases from the Initial Index Level to the Ending Index Level.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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YOU MAY RECEIVE LESS THAN YOUR PRINCIPAL AMOUNT DUE TO THE FEES AND ADJUSTMENTS DEDUCTED FROM THE LEVEL OF THE INDEX — Because the Index closing level will reflect four types of fees and adjustments, as described under “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this term sheet, the level of the Index will decrease if the performance of the underlying synthetic variance swaps and the contingent synthetic long position in the relevant VIX futures contracts is not sufficient to offset these fees and adjustments.  In particular, please see “— Risks Relating to the Variance Component — The Determination of the Strike Levels as Part of the Calculation of the Variance Component Includes a Downward Adjustment That Will Adversely Affect the Level of the Variance Component” and “— Risks Relating to the Futures Component — The Daily Rebalancing Adjustment Amount Is Likely to Have a Substantial Adverse Effect on the Level of the Futures Component Over Time” below for more information.  If the level of the Index decreases (due to these fees and adjustments or otherwise) between the Inception Date and the Ending Averaging Dates, you will lose some or all of your principal amount at maturity.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as the Note Calculation Agent, the Index Calculation Agent and the sponsor of the Index, and as agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the Note Calculation Agent, the Index Calculation Agent, the sponsor of the Index, the agent for the offering of the notes and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  For example, in connection with the maintenance of the Index, JPMS may receive a portion of the aggregate profits, if any, that may be generated from time to time related to some portion of the deduction of the daily rebalancing adjustment amount from the level of the Index.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 30-I for additional information about these risks.

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JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on equity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes.  Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the notes, the Index and the VIX futures contracts underlying the Index.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions and the index fee that will accrue on a daily basis over the term of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates, the index fee and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed–rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES — We generally expect that the portion of the index fee that has not yet accrued will be paid back to you in connection with any repurchases of your notes by JPMS over the term of the notes.  See “Secondary Market Prices of the Notes” in this term sheet for additional information. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices exclude selling commissions.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, the portion of the index fee that has not yet accrued and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index;

•
prevailing market prices, volatility and liquidity of any option or futures contracts relating to the Index, the VIX Index, the S&P 500® Index, the equity securities included in the S&P 500® Index or VIX futures contracts;

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•	the volatility, frequency and magnitude of changes in the levels of the Index and in the prices of VIX futures contracts;

•	the liquidity of VIX futures contracts;

•	the time to maturity of the notes;

•	interest and yield rates in the market generally;

•	supply and demand in the listed and over-the-counter equity derivative markets; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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THE AVERAGING CONVENTION USED TO CALCULATE THE ENDING INDEX LEVEL COULD LIMIT RETURNS — If you hold your notes to maturity, your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Index from the Inception Date to the Ending Averaging Dates.  Your ability to participate in the appreciation of the Index may be limited by the five-day, end-of-term averaging used to calculate the Ending Index Level, especially if there is a significant increase in the Index closing level on or shortly before the Ending Averaging Dates.  Accordingly, you may not receive the benefit of the full appreciation of the Index between the Inception Date and the Ending Averaging Dates.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value  set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

Risks Relating to the Index Generally

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OUR AFFILIATE, J.P. MORGAN SECURITIES PLC, OR JPMS PLC, IS THE INDEX CALCULATION AGENT AND THE INDEX SPONSOR AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMS plc, one of our affiliates, acts as the Index Sponsor and the Index Calculation Agent and is responsible for calculating and publishing the official closing levels of the Index, maintaining the Index and developing the guidelines and policies governing its composition and calculation.  The rules governing the Index may be amended at any time by JPMS plc, in its sole discretion, and the rules also permit the use of discretion by JPMS plc in relation to the Index in specific instances, including but not limited to the determination of the levels to be used in the event of market disruptions that affect its ability to calculate and publish the Index and the interpretation of the rules governing the Index.  In addition, JPMS plc has discretion, acting in good faith and in a commercially reasonable manner, to include, exclude or substitute any VIX futures contract or the VIX Index on a specific date of its choosing.  Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMS plc, JPMorgan Chase & Co., as the parent company of JPMS plc, ultimately controls JPMS plc.

Although JPMS plc will make all determinations and take all action in relation to the Index acting in good faith, it should be noted that such discretion could have an impact, positive or negative, on the Index closing levels.  JPMS plc is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.  Furthermore, the inclusion of the VIX futures contracts in the Index is not an investment recommendation by us or JPMS plc of the VIX futures contracts or the VIX Index.

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NOTES THAT PROVIDE EXPOSURE TO EQUITY VOLATILITY, WHICH ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, ARE NOT SUITABLE FOR ALL INVESTORS.  YOU SHOULD ACTIVELY MANAGE YOUR INVESTMENT IN THE NOTES — Notes that provide exposure to equity volatility are not suitable for all investors.  The notes reflect the performance of the Index, which is dependent on the returns of synthetic variance swaps on the SPX Index and the price of the VIX futures contracts.  As a consequence, investors in the notes should understand that their investment is exposed to the performance of the synthetic variance swaps and the synthetic positions in VIX futures contracts, which can be volatile and move dramatically over short periods of time.  Because of the large and sudden value movements associated with synthetic variance swaps and VIX futures contracts, the notes should be purchased only by sophisticated investors who understand risks associated with investments linked to equity volatility and who intend to monitor and manage their investments actively.  You should consider your investment horizon and objectives, financial resources and risk tolerance, as well as any potential trading costs, when evaluating an investment in the notes.  Investors should regularly monitor their investment in the notes to ensure that it remains consistent with their investment objectives.

•	THE INDEX MAY NOT BE SUCCESSFUL AND MAY NOT OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED WITH RESPECT TO THE VIX FUTURES CONTRACTS UNDERLYING THE INDEX

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— The Index follows a proprietary strategy that operates on the basis on pre-determined rules.  No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the synthetic variance swaps or VIX futures contracts underlying the Index.

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THE INDEX’S WEIGHTING METHODOLOGY MAY NOT BE SUCCESSFUL — Assuming that the Variance Component had sold synthetic variance swaps daily throughout the immediately preceding month, the weight of the Futures Component is adjusted once each month using a methodology that is intended to result in the level of the Futures Component, if activated, being approximately twice as sensitive to a change in the volatility of the SPX Index as the level of the Variance Component.  Accordingly, when the Futures Component is activated, the positive sensitivity to the volatility of the SPX Index provided by the Futures Component is expected to more than offset any negative sensitivity to the volatility of the SPX Index provided by the Variance Component, so that the Index as a whole will be expected to reflect positive sensitivity to the volatility of the SPX Index.

If the Variance Component had not consistently sold synthetic variance swaps throughout the immediately preceding month, the positive sensitivity to volatility of the SPX Index provided by the Futures Component, if activated, would be more than twice the negative sensitivity to the volatility of the SPX Index provided by the Variance Component.  In addition, if the Variance Component had not sold any synthetic variance swaps throughout the immediately preceding month, the Variance Component would not provide any exposure to the volatility of the SPX Index.  Under these circumstances, the only exposure to the volatility of the SPX Index provided by the Index as a whole would be the positive sensitivity to the volatility of the SPX Index provided by the Futures Component, if activated.

No assurance can be given that this weighting methodology will be successful or that the Index will provide the intended sensitive to volatility during any market conditions.  See “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)” in this term sheet for additional information.

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CONCENTRATION RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES — The Index provides synthetic exposure to 30-day synthetic variance swaps on the SPX Index and VIX futures contracts with a maturity of between two and three months and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility.  You should be aware that other indices may be more diversified than the Index in terms of both the number and variety of synthetic variance swaps and/or VIX futures contracts.  You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

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THE NOTES ARE NOT LINKED TO THE VIX INDEX AND THE VALUE OF THE NOTES MAY BE LESS THAN IT WOULD HAVE BEEN HAD THE NOTES BEEN LINKED TO THE VIX INDEX — The value of the notes will be linked to the value of the Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited.  The Index is based upon holding synthetic short positions in variance swaps and a contingent rolling synthetic long position in VIX futures contracts. The synthetic variance swaps and VIX futures contracts will not necessarily track the performance of the VIX Index or a long-short position in the VIX Index.  The notes may not benefit from increases or decreases in the level of the VIX Index because such increases or decreases will not necessarily cause the value of synthetic short positions in variance swaps or the price of the relevant VIX futures contracts to rise or fall.  Accordingly, a hypothetical investment that was linked directly to the performance of the VIX Index (long or short) could generate a higher return than the notes.

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THE NOTES ARE NOT LINKED TO THE OPTIONS USED TO CALCULATE THE VIX INDEX, TO THE ACTUAL VOLATILITY OF THE S&P 500® INDEX OR TO THE EQUITY SECURITIES INCLUDED IN THE S&P 500® INDEX — The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index.  The actual volatility of the S&P 500® Index may differ, perhaps significantly, from the level predicted by the VIX Index or from the prices of the put and call options included in the calculation of the VIX Index.  The value of the notes is based on the value of the relevant synthetic variance swaps and VIX futures contracts included in the Index. The notes will not reflect the return you would realize if you owned, or held a short position in, the equity securities underlying the S&P 500® Index or traded put and call options used to calculate the level of the VIX Index or other instruments intended to provide a return equal to that of the VIX Index.

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THE INDEX HAS A LIMITED OPERATING HISTORY — The Index was created on April 30, 2013, and therefore has limited historical performance.  Past performance should not be considered indicative of future performance.

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HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index and has not been verified by an independent third party.  Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet.  In addition, back-tested, hypothetical historical results have inherent limitations.  These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight.  As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

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Risks Relating to the Variance Component

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THE DETERMINATION OF THE STRIKE LEVELS AS PART OF THE CALCULATION OF THE VARIANCE COMPONENT INCLUDES A DOWNWARD ADJUSTMENT THAT WILL ADVERSELY AFFECT THE LEVEL OF THE VARIANCE COMPONENT — On each relevant day, the Index Calculation Agent will determine the strike level of the synthetic variance swap, if any, that is to be initiated on that day.  The strike level will reflect the level of the VIX Index on that day less a strike adjustment.  The strike adjustment is intended to approximate transaction costs, including bid-ask spreads and slippage costs, that would be experienced by a professional investor seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component.  The slippage costs that are approximated in the strike adjustment arise from the limited availability of appropriate transactions and SPX Index options that could be used in seeking to replicate the payoff of the hypothetical portfolio contemplated by the Variance Component.

The strike adjustment generally increases as the level of the VIX Index increases, subject to a minimum of 1.1 and a maximum of 2.6.  Because of the strike adjustment, the realized volatility of the SPX Index will need to be lower than would have been the case if the strike adjustment were not applied in order for a synthetic variance swap to generate a positive return or to avoid generating a loss.  Accordingly, the strike adjustment will adversely affect the level of the Variance Component.

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AN INCREASE IN THE REALIZED VOLATILITY OF THE SPX INDEX MAY HAVE A SUBSTANTIAL ADVERSE EFFECT ON THE LEVEL OF THE VARIANCE COMPONENT — The Variance Component seeks to capitalize on the long-term trend of the realized volatility of a broad market equity index tending to be less than the implied volatility of that equity index by synthetically selling 30-calendar day variance swaps on the SPX Index on a daily basis when certain market conditions are present.  In a short variance swap position, parties arrange to exchange at a specified time (e.g., in one month) a pre-agreed notional amount multiplied by the difference between the square of a strike level, which is determined by reference to implied volatility, and the square of the realized volatility of an underlying asset (i.e., the variance of that underlying asset).  Selling a variance swap means that an investor will benefit when realized volatility is lower than the predetermined strike level.  However, if realized volatility is higher than the strike level, this will result in a loss to the seller of a variance swap.

Because the seller of a variance swap on the SPX Index will generally receive a positive return when the implied volatility of the SPX Index is consistently greater than the realized volatility of the SPX Index, subject to transaction costs, the Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index.  The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period.  If, however, the realized volatility of the SPX Index increases during the 30-day term of a synthetic variance swap, that synthetic variance swap may generate a loss, which may be substantial and which will adversely affect the level of the Variance Component.

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FLAT REALIZED VOLATILITY OF THE SPX INDEX MAY HAVE AN ADVERSE EFFECT ON THE LEVEL OF THE VARIANCE COMPONENT DUE TO THE STRIKE ADJUSTMENT — As described in the immediately preceding risk consideration, the Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index.  If the implied volatility of the SPX Index, determined by reference to levels of the VIX Index, is greater than the realized volatility of the SPX Index, the Variance Component will synthetically sell a variance swap with a strike level determined by reference to the level of the VIX Index, subject to a deduction for the strike adjustment.  As a result, if realized volatility is not far below the implied volatility and the realized volatility remains unchanged over the term of the variance swap, the short position in that synthetic variance swap may generate a loss.

For example, assume that the Index Calculation Agent determines that a synthetic variance swap is to be sold based on an implied volatility of the SPX Index of 25 and a realized volatility of 24 and that the level of the VIX Index used to determine the strike level of that synthetic variance swap is also 25.  Under these circumstances, the strike adjustment will be 1.35 and the strike level (expressed in volatility percentage points) will be 23.65.  If the realized volatility remains at 24 over the term of the synthetic variance swap, which is above the strike level of 23.65, that short synthetic variance swap will generate a loss that will adversely affect the level of the Variance Component even though the realized volatility remains below the implied volatility.

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THE METHODOLOGY FOR DETERMINING WHETHER TO SELL SYNTHETIC VARIANCE SWAPS MAY NOT BE SUCCESSFUL — The Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index.  The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period.  No assurance can be given that this methodology for determining whether to sell synthetic variance swaps will be successful or that the Index will provide short exposure to synthetic variance swaps in a manner that will cause the Variance Component to generate a positive return.

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THE RETURNS ON THE SYNTHETIC VARIANCE SWAPS UNDERLYING THE VARIANCE COMPONENT ARE CAPPED — Because the return on the synthetic variance swaps underlying the Variance Component reflects the difference between the implied volatility of the SPX Index and the realized volatility of the SPX Index, the return on those synthetic variance swaps is capped because the realized volatility of the SPX Index cannot fall below zero.  Accordingly, the amount of appreciation of the Variance Component is limited.

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THE RETURNS ON THE SYNTHETIC VARIANCE SWAPS UNDERLYING THE VARIANCE COMPONENT ARE NON-LINEAR, WHICH MAY HAVE AN ADVERSE EFFECT ON THE LEVEL OF THE VARIANCE COMPONENT — A variance swap is an instrument designed to give investors exposure to the variance of an underlying asset.  Variance is the square of volatility and is used in some products, including the synthetic variance swaps underlying the Variance Component, in place of volatility due to mathematical properties that make it more convenient to value and hedge those products.  For example, the mark-to-market value of a variance swap can be determined as the time-weighted average of any realized variance and the implied variance for the remaining term of that variance swap.  One result of referencing variance rather than volatility is that the payout on a variance swap is non-linear.

Because the payoff on a variance swap is non-linear, for the seller of a variance swap, (a) gains on the variance swap increase at a decreasing rate as volatility declines and (b) losses on the variance swap increase at an accelerating rate as volatility increases.  As a result, gains generated by large declines in the realized volatility of the SPX Index may be more than offset by losses generated by large increases in the realized volatility of the SPX Index.  For an illustration of the payoff on a variance swap, see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — The Variance Component” in this term sheet.  These effects will result in the returns of the short positions in synthetic variance swaps underlying the Variance Component being less than they otherwise would be if the payouts on variance swaps were linear, which may have an adverse effect on the level of the Variance Component.

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THE VARIANCE COMPONENT MAY BE UNINVESTED AT ANY TIME — The Variance Component synthetically sells variance swaps on a daily basis only on days when the implied volatility of the SPX Index is greater than the realized volatility of the SPX Index.  The implied volatility of the SPX Index is determined for these purposes by averaging the levels of the VIX Index over a preceding 20-day period and the realized volatility of the SPX Index is determined for these purposes based on the levels of the SPX Index over a preceding 5-day period.  Accordingly, during periods when the implied volatility of the SPX Index is less than or equal to the realized volatility of the SPX Index, the Variance Component will not synthetically sell variance swaps, but the Variance Component will continue to provide exposure to any existing synthetic variance swaps until they mature.  If the implied volatility of the SPX Index is less than or equal to the realized volatility of the SPX Index for a sustained period, the Variance Component will not provide exposure to synthetic variance swaps, as existing synthetic variance swaps will have matured, and the level of the Variance Component will remain constant.  Under these circumstances, the index fee will continue to be deducted from the level of the Index, even though there is no exposure to synthetic variance swaps.

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DURING LOW VOLATILITY MARKET CONDITIONS, THE VARIANCE COMPONENT WILL PROVIDE DECREASED EXPOSURE TO SHORT POSITIONS IN ANY SYNTHETIC VARIANCE SWAPS — During low volatility market conditions (as measured by the level of the VIX Index), any new synthetic variance swaps sold by the Variance Component will be synthetically sold at a notional amount that has been scaled down at a rate that increases as volatility decreases.  Accordingly, under these circumstances, the Variance Component will provide decreased exposure to short positions in any synthetic variance swaps.  Under these circumstances, if the realized volatility of the SPX Index is less than the strike level of a synthetic variance swap, the level of the Variance Component will not increase as much as it would if the notional amount of that synthetic variance swap had not been scaled down.

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MARK-TO-MARKET VALUES OF THE EXISTING SHORT POSITIONS IN SYNTHETIC VARIANCE SWAPS WILL HAVE DIRECT AND INDIRECT EFFECTS ON THE LEVEL OF THE VARIANCE COMPONENT — In general, the level of the Variance Component on any day references the mark-to-market values of the existing short positions in synthetic variance swaps outstanding on that day.  The mark-to-market value of a synthetic variance swap reflects the realized volatility of the SPX Index on each day that has elapsed since that synthetic variance swap was initiated and the implied volatility with respect to the period including each day remaining until that synthetic variance swap matures.  Accordingly, the mark-to-market values of the existing short positions in synthetic variance swaps will have a direct effect on the level of the Variance Component.  In addition, because the notional of any new synthetic variance swap is determined, in part, by reference to the level of the Variance Component, the mark-to-market values of the existing short positions in synthetic variance swaps will also have an indirect effect on the level of the Variance Component.  Because of these direct and indirect effects on the level of the Variance Component, the mark-to-market value of a synthetic variance swap, which is only an estimate of the value of that synthetic variance swap, may have an adverse effect on the level of the Variance Component.

Risks Relating to the Futures Component

THE DAILY REBALANCING ADJUSTMENT AMOUNT IS LIKELY TO HAVE A SUBSTANTIAL ADVERSE EFFECT ON THE LEVEL OF THE FUTURES COMPONENT OVER TIME — The futures rebalancing adjustment factor, which is used to calculate the daily rebalancing adjustment amount, is not a per annum fee.  The daily rebalancing adjustment amount is determined if the Futures Component is activated by applying a futures rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) to both (a) the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (b) the amount of the change, if any, in the level of the exposure to the synthetic long position in VIX futures contracts, which we refer to as the Long Return Exposure.  The daily rebalancing adjustment amount is deducted from the level of the Futures Component on each Futures Component Calculation Day if the synthetic long position is activated on that Futures Component Calculation Day and/or on the immediately preceding Futures Component Calculation Day.  The monthly rebalancing adjustment amount is similar to the daily rebalancing adjustment amount, but is deducted from the level of the Index once each month.  For additional information about the monthly

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rebalancing adjustment amount, see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Fees and Adjustments” in this term sheet.

The daily rebalancing adjustment amount is intended to approximate the VIX futures slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Futures Component at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts.  VIX futures slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract.  However, the actual VIX futures slippage costs that would be incurred if a professional investor were to seek to replicate such a portfolio may be higher or lower than the daily rebalancing adjustment amount used in the calculation of the Futures Component.

For example, assuming that (a) the level of the VIX Index is equal to or less than 35 (which corresponds to the lowest rate of 0.20% per day for the rebalancing adjustment factor) and (b) the synthetic long position in VIX futures contracts is fully activated, the performance of the Futures Component would be lower by approximately 0.40% over a one-month roll period (or lower by approximately 4.80% over the course of a year) as compared to the performance of a hypothetical alternative index based solely on the official settlement prices of the VIX futures contracts without accounting for a deduction of a daily rebalancing adjustment amount.  All else being equal, the level of the Futures Component will decline unless the performance of the synthetic positions in VIX futures contracts included in the Futures Component, based on their official settlement prices, is sufficient to offset the negative effect of the daily rebalancing adjustment amount.

When the level of the VIX Index is greater than 35, the rebalancing adjustment factor will be greater than 0.20% and can be up to 0.50% on any given day.  In this case, the impact on the Futures Component performance due to the daily rebalancing adjustment amount will be substantially greater.  For example, if the level of the VIX Index is greater than 70 (which corresponds to the highest rate of 0.50% per day for the rebalancing adjustment factor) and the synthetic long position is fully activated, the performance of the Futures Component would be lower by approximately 1.00% over a one-month roll period as compared to the performance of a hypothetical alternative index based solely on the official settlement prices of the VIX futures contracts without accounting for a deduction of a daily rebalancing adjustment amount.  However, the VIX Index historically has not remained at such elevated levels for more than a few days, weeks or months at a time.  Nevertheless, we cannot provide any assurance that the VIX Index will consistently remain at or below 35 (which corresponds to the lowest rate of 0.20% per day for the rebalancing adjustment factor) over the term of the notes.

In addition, on days on which the amount of the Long Return Exposure is adjusted (which adjustments occur in increments of 25% per day), in determining the daily rebalancing adjustment amount, the rebalancing adjustment factor of between 0.20% and 0.50% per day is effectively applied to an amount of up to approximately twice the change in the Long Return Exposure.  Therefore, a change in the Long Return Exposure will also result in a substantial increase in the daily rebalancing adjustment amount.

While the amount of the daily rebalancing adjustment amount cannot be predicted with certainty, the daily rebalancing adjustment amount is likely to have a substantial adverse effect on the level of the Futures Component over time.  For more information about the daily rebalancing adjustment amount, see “The J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD) — Calculation and Publication of Index Levels — Calculation of Futures Component Levels — The Daily Rebalancing Adjustment Amount” in the accompanying underlying supplement no. 16-I.

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THE LEVEL OF THE FUTURES COMPONENT IS EXPECTED TO INCREASE ONLY IN LIMITED MARKET CONDITIONS AND IS EXPECTED TO DECREASE IN OTHER MARKET CONDITIONS, WHICH MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX — The performance of a rolling excess return strategy, like the Futures Component when the synthetic long position in VIX futures contracts is activated, is affected by the price return of the futures contracts underlying the Futures Component and the roll return from rolling those futures contracts over time.  See “— The Futures Component is an excess return strategy, and not a total return strategy.”  In addition, when the synthetic long position in VIX futures contracts is activated, the Futures Component rolls its futures contracts throughout each monthly period in order to keep the weighted average maturity of the relevant futures contracts underlying the synthetic long position to approximately two months.  Under this rolling process, when the synthetic long position in VIX futures contracts is activated, after initially establishing a synthetic long position in the second-month VIX futures contract (i.e., synthetically buying the second-month VIX futures contract) at the beginning of each monthly period, the Futures Component will synthetically sell a portion of the second-month VIX futures contract and buy a portion of the third-month VIX futures contract on each Futures Component Calculation Day during the monthly period.  Furthermore, when activating the synthetic long position, the Futures Component does so progressively in 25% increments on each subsequent Futures Component Calculation Day (so long as the conditions for activating the synthetic long position continue to hold true on that day) until it is fully activated (i.e., until the Long Return Exposure is equal to 100%); however, the synthetic long position may not be fully activated or may not be activated at all.

When the market for VIX futures contracts is in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration, excluding other considerations, the price of VIX futures contracts will decrease as the contracts move nearer to maturity.  Under these market conditions, the price return of each VIX futures contract that composes the synthetic long position, if activated, generally will be negative (as the price each day will be less than the price observed the day before), and

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the roll return generally will also be negative (as the Futures Component will be synthetically selling a portion of the second-month VIX futures contract at a price that is lower than the price it pays to synthetically buy a portion of the third-month VIX futures contract).  Therefore, under these market conditions, generally, we expect that returns from the synthetic long position, if activated, will be negative and, therefore, the level of the Futures Component will decline.  We should note that, unless the market is in contango only for short periods of time, we do not expect this scenario to arise, as we expect the Futures Component to deactivate the synthetic long position when the market is in contango for a sustained period of time.

The level of the Futures Component will increase only if the synthetic long position is activated and generates a positive return (which is typical in markets exhibiting “backwardation,” meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration) and that return is sufficient to offset the negative effect of the daily rebalancing adjustment amount.  The synthetic long position is expected to be activated only during periods of high volatility, which may be limited in duration.  Conversely, the level of the Futures Component will decrease if the synthetic long position is activated and generates a negative return or if the synthetic long position is activated and the return from the synthetic long position is not sufficient to offset the negative effect of the daily rebalancing adjustment amount.  The level of the Futures Component will remain constant if the synthetic long position is not activated (which is typical in markets exhibiting contango).  Under these circumstances, the index fee will continue to be deducted from the level of the Index, even though there is no exposure to VIX futures contracts.  Contango in VIX futures contracts is typical in a low-volatility market environment.

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THE FUTURES COMPONENT IS LIKELY TO BE UNINVESTED (AND, THEREFORE, PROVIDE NO EXPOSURE TO VIX FUTURES CONTRACTS) FOR SUSTAINED PERIODS OF TIME — As described in more detail below, under normal market conditions, the Futures Component is expected to be deactivated.  In general, the Futures Component is expected to provide exposure to VIX futures contracts only during periods of high volatility, which may be limited in duration.  When deactivated, the Futures Component will provide no exposure to VIX futures contracts.  Accordingly, for any period during which the synthetic long position is deactivated, the level of the Futures Component will remain constant.  Under these circumstances, the index fee will continue to be deducted from the level of the Index, even though there is no exposure to VIX futures contracts.

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BECAUSE THE LONG RETURN EXPOSURE IS ADJUSTED ONLY IF THE APPLICABLE CONDITIONS ARE SATISFIED FOR THREE CONSECUTIVE FUTURES COMPONENT CALCULATION DAYS THAT ARE NOT DISRUPTED FUTURES COMPONENT CALCULATION DAYS, THE LONG RETURN EXPOSURE MAY NOT BE ADJUSTED DURING NON-TRENDING MARKET CONDITIONS — Because the Long Return Exposure is adjusted only if the applicable conditions are satisfied for three consecutive Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days, the Long Return Exposure may not be adjusted when the market for VIX futures contracts fluctuates between contango and backwardation rapidly.  For example, the Long Return Exposure will not be adjusted if the level of the VIX Index is greater than or equal to the rolling weighted average price of VIX futures contracts with a maturity that is one month less than the maturity of the VIX futures contracts included in the synthetic long position (i.e., the first-month and second-month VIX futures contracts) for one or two Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days, after which the level of the VIX Index is less than the rolling weighted average price of those VIX futures contracts for one or two Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days.  As a result, the Long Return Exposure may not be adjusted for an extended period if the market for VIX futures contracts fluctuates between contango and backwardation rapidly during that period.  Under these conditions, and contrary to the purpose of the Futures Component, the Futures Component may not generate positive returns that may partially or fully offset losses that may be expected to be generated by the Variance Component during high-volatility market conditions.  Furthermore, under these conditions, the Futures Component may incur negative roll yields from a synthetic long position that has not been deactivated or fully deactivated or may fail to capture positive roll yields from a synthetic long position that has not been activated or fully activated.  See the immediately following risk consideration for additional information.

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DUE TO THE TIME LAG INHERENT IN THE FUTURES COMPONENT, THE LONG RETURN EXPOSURE MAY NOT BE ADJUSTED QUICKLY ENOUGH IN RESPONSE TO A CHANGE IN MARKET CONDITIONS FOR THE INVESTMENT STRATEGY ON WHICH THE FUTURES COMPONENT IS BASED TO BE SUCCESSFUL — Because large price movements in VIX futures contracts can occur suddenly and over a short period of time, the VIX futures contracts may rapidly move from backwardation to contango or from contango to backwardation; however, the Long Return Exposure will remain unchanged until the applicable conditions described in the immediately preceding risk consideration have been satisfied for three consecutive Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days, after which the Long Return Exposure will change in increments of 25% per Futures Component Calculation Day, subject to a maximum exposure of 100% and a minimum exposure of 0%.  Accordingly, several Futures Component Calculation Days will pass following a change in the futures market before the synthetic long position can be fully activated (i.e., the Long Return Exposure is equal to 100%) or deactivated (i.e., the Long Return Exposure is 0%), by which time market conditions may have changed.  Due to this time lag, the Long Return Exposure may not be adjusted quickly enough for the investment strategy on which the Futures Component is based to be successful.

The Futures Component may not activate or deactivate the synthetic long position at all due to short-term changes in the VIX futures contracts.  Price movements in the VIX futures contracts over a period of three Futures Component Calculation Days that are not Disrupted Futures Component Calculation Days could be significant.  Accordingly, the Futures Component may not benefit from an activation of the synthetic long position in short periods

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of backwardation and the Futures Component may be adversely affected if the synthetic long position is not deactivated during a short period of contango.  In addition, because it takes several Futures Component Calculation Days to activate or deactivate fully the synthetic long position, by the time the synthetic long position is activated or deactivated fully, the prices of the VIX futures contracts may be moving in the opposite direction, which may adversely affect the level of the Futures Component.

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CHANGING PRICES OF THE VIX FUTURES CONTRACTS INCLUDED IN THE FUTURES COMPONENT MAY HAVE AN ADVERSE EFFECT ON THE LEVEL OF THE FUTURES COMPONENT — When activated, the Futures Component replicates the returns from a long position in VIX futures contracts that is rolled throughout each month.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the relevant index.  As the VIX futures contracts included in the Futures Component approach expiration, they are replaced by similar contracts that have a later expiration.  Thus, for example, a VIX futures contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October may be gradually replaced by a contract for delivery in November, through incremental synthetic sales of a portion of the position in the October contract, accompanied by incremental synthetic purchases of the November contract.  This process is referred to as “rolling.”

The synthetic long position is expected to generate positive returns only when the market for VIX futures contracts is in “backwardation,” meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration.  Excluding other considerations, if the market for the relevant VIX futures contracts is in backwardation, the purchase of the third-month VIX futures contract in connection with the roll of the synthetic long position will take place at a price that is lower than the price of the sale of the second-month VIX futures contract, thereby creating a positive “roll yield.”  Accordingly, the Futures Component is designed to progressively activate the synthetic long position in VIX futures contracts with a weighted average maturity of approximately two months under certain market conditions that may result when the market for the relevant VIX futures contracts is in backwardation.  Backwardation in VIX futures contracts is typical in a high-volatility market environment.

Under normal market conditions, VIX futures contracts are expected to be in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration.  Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the synthetic purchase of the third-month VIX futures contract in connection with the roll of the synthetic long position will take place at a price that is higher than the price at which the synthetic sale of the second-month VIX futures contract will take place, thereby creating a negative “roll yield.”  To reduce the potential for a negative roll yield when VIX futures contracts are in contango, the Futures Component is designed to progressively deactivate the synthetic long position, if already activated, under market conditions described below that may result when the market for the relevant VIX futures contracts is in contango.  Contango in VIX futures contracts is typical in a low-volatility market environment.

While the Futures Component strategy is intended to cause the synthetic long position to be activated only during periods when the market for VIX futures contracts is in backwardation with the intention of generating positive returns that may partially or fully offset losses that may be expected to be generated by the Variance Component during high-volatility market conditions, no assurance can be given that the investment strategy on which the Futures Component is based will be successful.  In addition, while the Futures Component strategy is intended to cause the long position to be fully deactivated during periods when the market for the relevant VIX futures contracts is in contango so that negative roll yields for the synthetic long position will be avoided, no assurance can be given that negative roll yields will be avoided.  See “— Due to the time lag inherent in the Futures Component, the Long Return Exposure may not be adjusted quickly enough in response to a change in market conditions for the investment strategy on which the Futures Component is based to be successful” below for more information.

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THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index.  An excess return index, such as the Index, reflects the changes in the price of the relevant futures contracts (which is known as the “price return”) and any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”) available through an unleveraged investment in the futures contracts composing such index.  By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

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DAILY REBALANCING OF THE FUTURES COMPONENT, IF ACTIVATED, MAY AFFECT TRADING IN THE RELEVANT VIX FUTURES CONTRACTS — The daily rebalancing of the VIX futures contracts underlying the Futures Component, if activated, may cause us, our affiliates or third parties with whom we transact to adjust our or their hedges accordingly.  The trading activity associated with these hedging transactions will contribute to the trading volume of the VIX futures contracts included in the Index and may affect the market price of these VIX futures contracts and, in turn, adversely affect the level of the Index.

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AN INCREASE IN THE MARGIN REQUIREMENTS FOR VIX FUTURES CONTRACTS INCLUDED IN THE INDEX MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts.  If an exchange increases the amount of collateral required to be posted to hold positions in VIX futures contracts underlying the Index, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause

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the price of the relevant VIX futures contracts to decline significantly. As a result, the level of the Index and the value of the notes may be adversely affected.

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VIX FUTURES CONTRACTS HAVE LIMITED HISTORICAL INFORMATION — VIX futures contracts have traded freely only since March 26, 2004, and not all futures contracts of all relevant maturities have traded at all times since that date.  Because the VIX futures contracts that underlie the Index are of recent origin and limited historical performance data exists with respect to them, your investment in the notes may involve a greater risk than investing in alternate securities linked to one or more financial measures with an established record of performance.  The liquidity of trading in VIX futures contracts could decline in the future, which could affect adversely the value of the notes.

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Hypothetical Payment at Maturity

The following table and examples illustrate the hypothetical payment and total return at maturity for each $1,000 principal amount note in different hypothetical scenarios.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical payment or total return set forth below assumes an Initial Index Level of 270.  Each hypothetical payment or total return set forth below is for illustrative purposes only and may not be the actual payment or total return at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return*	Payment at Maturity	Total Return
486.00	80.00%	$1,800.00	80.00%
459.00	70.00%	$1,700.00	70.00%
432.00	60.00%	$1,600.00	60.00%
405.00	50.00%	$1,500.00	50.00%
378.00	40.00%	$1,400.00	40.00%
351.00	30.00%	$1,300.00	30.00%
324.00	20.00%	$1,200.00	20.00%
297.00	10.00%	$1,100.00	10.00%
283.50	5.00%	$1,050.00	5.00%
270.00	0.00%	$1,000.00	0.00%
243.00	-10.00%	$900.00	-10.00%
216.00	-20.00%	$800.00	-20.00%
189.00	-30.00%	$700.00	-30.00%
162.00	-40.00%	$600.00	-40.00%
135.00	-50.00%	$500.00	-50.00%
108.00	-60.00%	$400.00	-60.00%
81.00	-70.00%	$300.00	-70.00%
54.00	-80.00%	$200.00	-80.00%
27.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

* The Index Return will reflect the deduction of four types of fees and deductions from the level of the Index.  Accordingly, the Index Return will be negative if the performance of the underlying synthetic variance swaps and the contingent synthetic long position in the relevant VIX futures contracts is not sufficient to offset these fees and adjustments.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 270 to an Ending Index Level of 297.  Because the Ending Index Level of 297 is greater than the Initial Index Level of 270, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 × [1 + (297 – 270) / 270] = $1,100
Example 2: The level of the Index decreases from the Initial Index Level of 270 to an Ending Index level of 216.  Because the Ending Index Level of 216 is less than the Initial Index Level of 270, the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 × [1 + (216 – 270) / 270] = $800
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Hypothetical Back-tested Data and Historical Information

J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested daily Index closing levels from January 2, 2009 through April 29, 2013, and the historical performance of the Index based on the daily Index closing levels from April 30, 2013 through January 30, 2014.  The Index was created as of the close of business on April 30, 2013.  The Index closing level on January 30, 2014 was 270.56.  We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Inception Date or the Ending Averaging Dates.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal.  The hypothetical back-tested performance of the Index set forth in the following graph was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index.

The hypothetical historical levels above have not been verified by an independent third party.  The back-tested, hypothetical historical results above have inherent limitations.  These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight.  No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above.  Hypothetical back-tested results are neither an indicator nor a guarantee of future returns.  Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

Historical Performance of the CBOE Volatility Index®

The following graph sets forth the historical daily performance of the VIX Index from January 2, 2009 through January 30, 2014. We obtained the closing levels below from Bloomberg Financial Markets, without independent verification.  Your notes are linked to the Index and not to the VIX Index.  Historical information with respect to the VIX Index is provided for reference purposes only.

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JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — Risks Relating to the Notes Generally — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates, the index fee and other factors, as well as assumptions about future market events and/or environments.  In particular, the value of the derivative or derivatives relating to the Index derived from JPMS’s internal pricing models reflects the index fee that will accrue on a daily basis over the term of the notes.  The other adjustments to the level of the Index do not impact JPMS’s estimated value.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the index fee that will accrue on a daily basis over the term of the notes.  JPMS will receive the aggregate profits generated from the deduction of the index fee to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that the portion of the index fee that has not yet accrued will be paid back to you in connection with any repurchases of your notes by JPMS over the term of the notes.  The length of this period is consistent with the daily deduction of the index fee, which is reflected in the level of the Volatility Index.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Payment at Maturity” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the J.P. Morgan Volemont Strategy – U.S. Equity (Series 1) (USD)” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes reflects JPMS’s estimated value of the notes, the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the index fee that will accrue on a daily basis over the term of the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-18 of the accompanying product supplement no. 30-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

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